Exhibit 99.1

LiveOne (Nasdaq: LVO) Closes $16.775M Debt Financing, Convertible at $2.10 Per Share, Led
by Funds Advised by JGB Management, Inc. and Other Investors

-	Potential Additional Funding of up to $11M

-	Raised subscription price by $1/month (ARPU increased from $3 to $5 since Jan. 1, 2025)

*Financial Moves*

-	Paid off $7M East West Bank loan

-	Extinguished $4M short-term payables

-	Extended $5M of short-term payable to long-term debt

*Planned Initiatives*

-	Grow/close up to 75 B2B partnerships

-	Convert Additional Tesla subscribers

-	Pursue M&A opportunities

-	Expand AI and data mining to monetize 60M database

-	Grow current 1.5M subscribers and ad-supported users

Los Angeles, CA – May 22, 2025 — LiveOne (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform, today announced that it has closed a $27.775 million senior secured convertible notes financing, drawing down $16.775 million on May 19, 2025. LiveOne has the potential to draw an additional $11 million subject to the satisfaction of certain closing conditions, including conditions related to LiveOne’s financial performance over the next 15 months. The convertible notes convert into shares of LiveOne’s common stock at a conversion price of $2.10 per share. This financing strengthens LiveOne’s balance sheet and is expected to fund a series of LiveOne’s strategic growth initiatives. A portion of the net proceeds of the financing was used to fully pay off LiveOne’s existing loan from East West Bank and certain short-term payables.

“This financing, with our long-term partner JGB Management, Inc., is a major milestone for LiveOne as we optimize our capital structure and focus on growth and profitability,” said Robert Ellin, Chairman and CEO of LiveOne. “By eliminating our previous debt and securing fresh capital, we are now well-positioned to scale our platform, expand our B2B footprint and execute strategic acquisitions.”

The details of the financing transaction will be fully described in LiveOne’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About LiveOne

Headquartered in Los Angeles, CA, LiveOne (Nasdaq: LVO) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. LiveOne's subsidiaries include Slacker, PodcastOne (Nasdaq: PODC), PPVOne, CPS, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR's OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and X at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; LiveOne’s ability to continue as a going concern; LiveOne’s ability to attract, maintain and increase the number of its users and paid members; LiveOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other debt covenants; LiveOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; uncertain and unfavorable outcomes in legal proceedings and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne’s subsidiaries; risks and uncertainties applicable to LiveOne’s ability to satisfy the conditions for closing on the additional $11 million of convertible notes described in this press release; and other risks, uncertainties and factors including, but not limited to, those described in LiveOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2024, Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with SEC on February 14, 2025, and in LiveOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and LiveOne disclaims any obligation to update these statements, except as may be required by law. LiveOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

LiveOne Press Contact:

press@liveone.com

Follow LiveOne on social media: Facebook, Instagram, TikTok, YouTube, and X at @liveone.